UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 20, 2009

MDRNA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3830 Monte Villa Parkway, Bothell, Washington	98021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 425-908-3600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2009, the Compensation Committee of the Board of Directors of MDRNA, Inc. (the “Company”) approved the grant to: (i) J. Michael French, the President and Chief Executive Officer of the Company, of options to purchase up to 240,000 shares of the common stock, par value $0.006 per share, of the Company (the “Common Stock”); (ii) Bruce R. York, the Chief Financial Officer and Secretary of the Company, of options to purchase up to 120,000 shares of Common Stock; and (iii) Barry Polisky, Ph.D., the Chief Scientific Officer of the Company, of options to purchase up to 120,000 shares of Common Stock. All of the options, which are exercisable at $1.52 per share, shall vest in three equal annual installments on each of May 20, 2010, May 20, 2011 and May 20, 2012.

Item 8.01	Other Events.

Compliance with Minimum Bid Price Rule

On May 26, 2009, the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market (“NASDAQ”) stating that the Company has regained compliance with Marketplace Rule 5450(a)(1) [formerly rule 4450(a)(5)] due to the fact that the closing bid price of the Company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days. This matter is now closed with the NASDAQ.

The Company announced the receipt of the letter from NASDAQ in a press release dated May 26, 2009, a copy of which is attached as Exhibit 99.1 hereto.

Reduction of Director Cash Compensation

On May 20, 2009, the Board of Directors of the Company approved the recommendations and ratified the determinations of the Nominating and Corporate Governance Committee of the Board and authorized the Company to reduce all aspects of the cash compensation currently paid to non-employee members of the Board by 15%, and to replace the amount of such cash reductions with corresponding increases to the equity grants to such directors. As a result of these changes, the annual cash retainer for non-employee members of the Board was reduced from $30,000 to $25,500, the annual cash retainer for the Chairman of the Audit Committee was reduced from $15,000 to $12,750, the annual cash retainer for each of the Chairman of the Compensation Committee, the Chairman of the Nominating and Corporate Governance Committee and the Scientific Advisor to the Board was reduced from $10,000 to $8,500, and the annual cash retainer for the Chairman of the Board was reduced from $25,000 to $21,250.

Correspondingly, the annual equity grant to non-employee members of the Board was increased from 30,000 options to 34,500 options, the equity grant to the Chairman of the Audit Committee was increased from 15,000 options to 17,250 options, the equity grant to the chairman of the Compensation Committee, the Chairman of the Nominating and Corporate Governance Committee and the Scientific Advisor to the Board was increased from 10,000 options to 11,500 options, and the equity grant to the Chairman of the Board was increased from 25,000 options to 28,750 options.

The Nominating and Corporate Governance Committee recommended, and the Board approved, these changes in director compensation after reviewing the compensation practices of other companies of comparable size in the Company’s peer group, and after considering general economic conditions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDRNA, Inc.

May 27, 2009	By:	/s/ Bruce R. York
	Name:	Bruce R. York
	Title:	Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press Release of MDRNA, Inc. dated May 26, 2009